Exhibit 99.1

Contacts:

Alexion Pharmaceuticals, Inc. Leonard Bell, M.D. Chief Executive Officer (203) 272-2596	Noonan/Russo Robert Stanislaro (Media) (212) 845-4268	Rx Communications Rhonda Chiger (Investors) (917) 322-2569

Alexion Pharmaceuticals Appoints Dr. Ruedi E. Waeger to Board of Directors

Cheshire, CT, March 8, 2005 — Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today announced that Ruedi E. Waeger, Ph.D., has been appointed to the Company’s Board of Directors. The Board, including Dr. Waeger, is comprised of eight members.

“We are very pleased to add Ruedi to our Board. His experience in the development, manufacture and marketing of therapeutic products will be extremely beneficial as we continue to move forward with our on-going, pivotal Phase III programs with eculizumab and pexelizumab,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “In particular, we expect that Ruedi’s marketing and management expertise in the US and Europe will be highly valuable as we develop and implement our commercial strategies for both late stage product candidates.”

Dr. Waeger, 62, has spent the past 30 years in the pharmaceutical and therapeutic protein industry. Most recently, he was President and Chief Executive Officer of Aventis Behring L.L.C., a global plasma therapeutics product business which was acquired by CSL Ltd last year to form ZLB Behring. While at Aventis Behring, Dr. Waeger played a key role in guiding the company as it refined its product pipeline and extensive manufacturing facilities. Dr. Waeger became the head of Aventis Behring following the merger of the owners of Centeon L.L.C., a leader in plasma proteins, where Dr. Waeger was Chief Executive Officer. Prior thereto, Dr. Waeger was President and Chief Executive Officer of ZLB Central Laboratories, Blood Transfusion Service of Swiss Red Cross and before that spent more than 20 years at Sandoz Ltd., where he had consecutive worldwide responsibilities for Strategic Research and Development Planning; Human Resource Management; and Marketing; including responsibility for three global product launches. Dr. Waeger currently sits on the Boards of Guidant Corporation and PharmaServ GmbH & Co, where he is Chairman. He earned a Ph.D. in Biochemistry from the Swiss Federal Institute of Technology.

“I am pleased to align myself with Alexion, particularly as it nears completion of its pivotal Phase III trials of eculizumab for paroxysmal nocturnal hemoglobinuria (PNH) and of pexelizumab for coronary artery bypass graft surgery,” said Dr. Waeger. “This is an exciting time for Alexion, and I look forward to working with the company as it begins its transition to a commercial entity.”

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic and cardiovascular disorders, autoimmune diseases and cancer. Alexion’s two lead product candidates, pexelizumab and eculizumab, are currently undergoing evaluation in several clinical development programs, including two Phase III trials of eculizumab for the treatment of paroxysmal nocturnal hemoglobinuria (PNH), a Phase III trial of pexelizumab in coronary artery bypass graft (CABG) surgery patients undergoing cardiopulmonary bypass (CPB), and a Phase III trial of pexelizumab in acute myocardial infarction (AMI) patients. The pexelizumab trials are conducted in collaboration with Procter and Gamble Pharmaceuticals. Under the Special Protocol Assessment process, the FDA has agreed to the design of protocols for the Phase III pexelizumab trials that could, if successful, serve as the primary basis of review for approval of licensing applications for the two indications. Also under the Special Protocol Assessment process, the FDA has agreed to the design of protocols for the two trials of eculizumab in PNH patients that could, if successful, serve as the primary basis of review for approval of a licensing application for eculizumab in the PNH indication. Eculizumab is also in Phase II clinical development in rheumatoid arthritis and membranous nephritis. Alexion is engaged in discovering and developing a pipeline of additional antibody therapeutics targeting severe unmet medical needs, through its wholly owned subsidiary, Alexion Antibody Technologies, Inc. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: www.alexionpharm.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to certain factors which may cause our plans and results to differ significantly from plans and results discussed in such forward-looking statements, including but not limited to the risks discussed in Alexion’s Annual Report on Form 10-K for the year ended July 31, 2004 and in our other filings with the Securities and Exchange Commission. Alexion is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.